Exhibit 10.2

Cambridge Heart, Inc.

Summary of Non-Employee Director Fees

As previously disclosed in the Company’s 2008 Proxy Statement, non-employee directors receive a fee of $2,500 per in-person meeting of the Board of Directors and $500 per telephonic meeting of the Board of Directors or committee meeting, and non-employee directors who serve as Chairman of one or more committees of the Board of Directors receive a fee of $3,125 per in-person meeting of the Board of Directors and $625 per telephonic meeting of the Board of Directors or committee meeting. Each of the Company’s non-employee directors also receives an annual retainer of $15,000, which is paid to directors in equal quarterly installments.

Subsequent to the filing of the Company’s 2008 Proxy Statement, Mr. Kenneth Hachikian was appointed Chairman of the Board in June 2008. In July 2008, the Board of Directors determined that Mr. Hachikian would receive an additional annual cash retainer of $48,000 paid quarterly for his services as Chairman of the Board.